Exhibit 10.89

AMENDED AND RESTATED ACTIVISION BLIZZARD, INC.

2008 INCENTIVE PLAN

NOTICE OF STOCK OPTION AWARD

You have been awarded an option to purchase Common Shares of Activision Blizzard, Inc. (the “Company”), as follows:

•                  Your name:  Mike Morhaime

•                  Total number of Shares purchasable upon exercise of the Stock Option awarded:  200,000

•                  Exercise Price:  US$11.88 per Share

•                  Date of Grant:  November 8, 2010

•                  Expiration Date:  November 8, 2020

•                  Grant ID:  08005687

•                  Your Award of the Stock Option is governed by the terms and conditions set forth in:

•                  this Notice of Stock Option Award;

•                  the Stock Option Award Terms attached hereto as Exhibit A (the “Award Terms”); and

•                  the Company’s Amended and Restated 2008 Incentive Plan, the receipt of a copy of which you hereby acknowledge.

•                  Schedule for Vesting:  Except as otherwise provided under the Award Terms, the Stock Option awarded to you will vest and become exercisable as follows, provided you remain continuously employed by the Company or one of its subsidiaries or affiliates through each such date:

Schedule for Vesting
Date of Vesting	No. of Shares Vesting at Vesting Date	Cumulative No. of Shares Vested at Vesting Date
November 7, 2011	66,667	66,667
November 7, 2012	66,667	133,334
November 7, 2013	66,666	200,000

•                  The Stock Option is not intended to be an “incentive stock option,” as such term is defined in Section 422 of the Code.

•                  Please sign and return to the Company this Notice of Stock Option Award, which bears an original signature on behalf of the Company.  You are urged to do so promptly.

•                  Please return the signed Notice of Stock Option Award to the Company at:

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405
Attn:  Stock Plan Administration

You should retain the enclosed duplicate copy of this Notice of Stock Option Award for your records.

Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Award Terms.

ACTIVISION BLIZZARD, INC.

/s/ Ann E. Weiser
Ann E. Weiser
Chief Human Resources Officer

		Date:	December 31, 2010

ACCEPTED AND AGREED:

/s/ Mike Morhaime
Mike Morhaime

Date:	January 13, 2011

2

EXHIBIT A

AMENDED AND RESTATED ACTIVISION BLIZZARD, INC.

2008 INCENTIVE PLAN

STOCK OPTION AWARD TERMS

1.             Definitions.

(a)           For purposes of these Award Terms, the following terms shall have the meanings set forth below:

“Award” means the award described on the Grant Notice.

“Cause” (i) shall have the meaning given to such term in any employment agreement or offer letter between the Holder and the Company or any of its subsidiaries or affiliates in effect from time to time or (ii) if the Holder is not party to any agreement or offer letter with the Company or any of its subsidiaries or affiliates or any such agreement or offer letter does not contain a definition of “cause,” shall mean that the Holder (A) engaged in misconduct or gross negligence in the performance of his or her duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of his or her employment; (B) engaged in fraud, dishonesty, or any other improper conduct that causes, or in the sole and absolute discretion of the Company has the potential to cause, harm to the Company Group, including the business reputation or financial condition of any member of the Company Group; (C) violated any lawful directives or policies of the Company Group or any applicable laws, rules or regulations; (D) materially breached his or her employment agreement, proprietary information agreement or any other agreement with the Company Group; (E) committed, was indicted on charges related to, convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty, moral turpitude or which could reflect negatively upon the Company Group of otherwise impede its operations; or (F) breached his or her fiduciary duties to the Company Group.

“Common Shares” means the shares of common stock, par value $0.000001 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8 hereof.

“Company” means Activision Blizzard, Inc. and any successor thereto.

“Company Group” means the Company or any of its subsidiaries or other affiliates.

“Company-Sponsored Equity Account” means an account that is created with the Equity Account Administrator in connection with the administration of the Company’s equity plans and programs, including the Plan.

“Date of Grant” means the Date of Grant of the Award set forth on the Grant Notice.

“Disability” (A) shall have the meaning given to such term in, or otherwise be determined in accordance with, any employment agreement or offer letter between the Holder and the Company or any of its subsidiaries or affiliates in effect from time to time or (B) if the Holder is not party to any agreement or offer letter with the Company or any of its subsidiaries or affiliates or any such agreement or offer letter does not contain a definition of “disability” or otherwise provide a method for determining whether the Holder is disabled, shall have the meaning ascribed thereto under the Company’s long-term disability plan in effect from time to time, as interpreted under such plan (with such interpretation to be final, conclusive and binding for purposes of these Award Terms).

“Employment Violation means any material breach by the Holder of his or her employment agreement with the Company or one of its subsidiaries or affiliates for so long as the terms of such employment agreement shall apply to the Holder (with any breach of the post-termination obligations contained therein deemed to be material for purposes of these Award Terms).

“Equity Account Administrator” means the brokerage firm utilized by the Company from time to time to create and administer accounts for participants in the Company’s equity plans and programs, including the Plan.

“Exercise Price” means the Exercise Price set forth on the Grant Notice.

“Expiration Date” means the Expiration Date set forth on the Grant Notice.

“Grant Notice” means the Notice of Stock Option Award to which these Award Terms are attached as Exhibit A.

“Holder” means the recipient of the Award named on the Grant Notice.

“Look-back Period” means, with respect to any Employment Violation by the Holder, the period beginning on the date which is 12 months prior to the date of such Employment Violation by the Holder and ending on the date of computation of the Recapture Amount with respect to such Employment Violation.

“Option” means the Stock Option to purchase Common Shares awarded to the Holder on the terms and conditions described in the Grant Notice and these Award Terms.

“Plan” means the Amended and Restated Activision Blizzard, Inc. 2008 Incentive Plan, as amended from time to time.

“Recapture Amount” means, with respect to any Employment Violation by the Holder, the gross gain realized or unrealized by the Holder upon all exercises of the Stock Option during the Look-back Period with respect to such Employment Violation, which gain shall be calculated as the sum of:

(i)            if the Holder has exercised any portion of the Stock Option during such Look-back Period and sold any of the Shares acquired on exercise thereafter, an amount equal to the product of (A) the sales price per Share sold minus the Exercise Price times (B) the number of Shares as to which the Stock Option was exercised and which were sold at such sales price; plus

(ii)           if the Holder has exercised any portion of the Stock Option during such Look-back Period and not sold any of the Shares acquired on exercise thereafter, an amount equal to the product of (A) the greatest of the following: (1) the Market Value per Share of Common Shares on the date of exercise, (2) the arithmetic average of the per share closing sales prices of Common Shares as reported on NASDAQ for the 30 trading day period ending on the trading day immediately preceding the date of the Company’s written notice of its exercise of its rights under Section 11 hereof, or (3) the arithmetic average of the per share closing sales prices of Common Shares as reported on NASDAQ for the 30 trading day period ending on the trading day immediately preceding the date of computation, minus the Exercise Price, times (B) the number of Shares as to which the Stock Option was exercised and which were not sold.

“Section 409A” means Section 409A of the Code and the guidance and regulations promulgated thereunder.

“Shares” means the Common Shares purchasable upon exercise of the Stock Option.

“Term Sheet” means the Corporate Governance Term Sheet approved by the Delaware Court of Chancery in connection with the settlement of In re Activision, Inc. Shareholder Derivative Litigation, C.D. Cal. Case No. CV06-4771 MRP (JTLx); In re Activision Shareholder Derivative Litigation, L.A.S.C. Case No. SC090343.

“Withholding Taxes” means any taxes, including, but not limited to, social security and Medicare taxes and federal, state and local income taxes, required to be withheld under any applicable law.

(b)           Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

2.             Expiration.  The Stock Option shall expire on the Expiration Date and, after such expiration, shall no longer be exercisable.

3.             Vesting and Exercise.

(a)           Vesting Schedule.  Except as otherwise set forth in these Award Terms, the Stock Option shall vest, and thereupon become exercisable, in accordance with the “Schedule for Vesting” set forth on the Grant Notice.

(b)           Exercisable Only by the Holder.  Except as otherwise permitted under the Plan or Section 10 hereof, the Stock Option may be exercised during the Holder’s lifetime only by the Holder or, in the event of the Holder’s legal incapacity to do so, by the Holder’s guardian or legal representative acting on behalf of the Holder in a fiduciary capacity under state law and/or court supervision.

(c)           Procedure for Exercise.  The Stock Option may be exercised by the Holder as to all or any of the Shares as to which the Stock Option has vested (i) by following the procedures for exercise established by the Equity Account Administrator and posted on the Equity Account Administrator’s website from time to time or (ii) with the Company’s consent, by giving the Company written notice of exercise, in such form as may be prescribed by the Company from time to time, specifying the number of Shares to be purchased.

(d)           Payment of Exercise Price.  To be valid, any exercise of the Stock Option must be accompanied by full payment of the aggregate Exercise Price of the Shares being purchased.  The Company shall determine the method or methods the Holder may use to make such payment, which may include any of the following:  (i) by bank check or certified check or wire transfer of immediately available funds, (ii) if securities of the Company of the same class as the Shares are then traded or quoted on a national securities exchange, the Nasdaq Stock Market, Inc. or a national quotation system sponsored by the National Association of Securities Dealers, Inc., through the delivery of irrevocable written instructions, in a form acceptable to the Company, to the Equity Account Administrator (or, with the Company’s consent, such other brokerage firm as may be requested by the person exercising the Stock Option) to sell some or all of the Shares being purchased upon such exercise and to thereafter deliver promptly to the Company from the proceeds of such sale an amount in cash equal to the aggregate Exercise Price of the Shares being purchased, (iii) by tendering previously owned shares (valued at their Market Value per Share as of the date of tender), (iv) through the withholding of Shares otherwise deliverable upon exercise, or (v) any combination of (i), (ii), (iii) or (iv) above or any other manner permitted pursuant to the Plan.

(e)           No Fractional Shares.  In no event may the Stock Option be exercised for a fraction of a Share.

(f)            No Adjustment for Dividends or Other Rights.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date as of which the issuance or transfer of Shares to the person entitled thereto has been evidenced on the books and records of the Company pursuant to clause (ii) of Section 3(g) hereof following exercise of the Stock Option.

(g)           Issuance and Delivery of Shares.  As soon as practicable (and, in any event, within 30 days) after the valid exercise of the Stock Option, the Company shall (i) effect the issuance or transfer of the Shares purchased upon such exercise, (ii) cause the issuance or transfer of such Shares to be evidenced on the books and records of the Company, and (iii) cause such Shares to be delivered to a Company-Sponsored Equity Account in the name of the person entitled to such Shares (or, with the Company’s consent, such other brokerage account as may be requested by such person); provided, however, that, in the event such Shares are subject to a legend as set forth in Section 14 hereof, the Company shall instead cause a certificate evidencing such Shares and bearing such legend to be delivered to the person entitled thereto.

(h)           Partial Exercise.  If the Stock Option shall have been exercised with respect to less than all of the Shares purchasable upon exercise of the Stock Option, the Company shall make a notation in its books and records to reflect the partial exercise of the Stock Option and the number of Shares that thereafter remain available for purchase upon exercise of the Stock Option.

4.             Termination of Employment.

(a)           Cause.  In the event that the Holder’s employment is terminated by the Company or any of its subsidiaries or affiliates for Cause, as of the date of such termination of employment the Stock Option shall (i) cease to vest, if not then fully vested, (ii) no longer be exercisable, whether or not vested, and (iii) be immediately cancelled.

(b)           Death or Disability. Unless the Committee determines otherwise, in the event that the Holder dies while employed by the Company or any of its subsidiaries or affiliates or the Holder’s employment with the Company or any of its subsidiaries or affiliates is terminated due to the Holder’s Disability, the Stock Option shall (i) cease to vest as of the date of the Holder’s death or the first date of the Holder’s Disability (as determined by the Committee), as the case may be, and (ii) to the extent vested as of the date of the Holder’s death or the first date of the Holder’s Disability, as the case may be, remain exercisable in accordance with these Award Terms until the earlier of (A) the first anniversary of the date of the Holder’s death or termination of employment, as the case may be, and (B) the Expiration Date, after which the Stock Option shall no longer be exercisable and shall be immediately cancelled.  To the extent not vested as of the date of the Holder’s death or the first date of the Holder’s Disability, as the case may be, the Stock Option shall be immediately cancelled and shall no longer be exercisable.

(c)           Other.  Unless the Committee determines otherwise, in the event that the Holder’s employment is terminated for any reason not addressed by Section 4(a) or 4(b) hereof, the Stock Option shall (i) cease to vest as of the date of such termination of employment and (ii) to the extent vested as of the date of such termination of employment, be exercisable in accordance with these Award Terms until the earlier of (A) the 30th day after the date of such termination of employment and (B) the Expiration Date, after which the Stock Option shall no longer be exercisable and shall be immediately cancelled.  To the extent not vested as of the date of such termination of service, the Stock Option shall be immediately cancelled and shall no longer be exercisable.

5.             Tax Withholding.  The Company shall have the right to require the Holder to satisfy any Withholding Taxes resulting from the exercise (in whole or in part) of the Stock Option, the issuance or transfer of any Shares upon exercise of the Stock Option or otherwise in connection with the Award at the time such Withholding Taxes become due.  The Company shall determine the method or methods the Holder may use to satisfy any Withholding Taxes contemplated by this Section 5, which may include any of the following:  (a) by delivery to the Company of a bank check or certified check or wire transfer of immediately available funds; (b) if securities of the Company of the same class as the Shares are then traded or quoted on a national securities exchange, the Nasdaq Stock Market, Inc. or a national quotation system sponsored by the National Association of Securities Dealers, Inc., through the delivery of irrevocable written instructions, in a form acceptable to the Company, to the Equity Account Administrator (or, with the Company’s consent, such other brokerage firm as may be requested by the person exercising the Stock Option) to sell some or all of the Shares being purchased upon such exercise and to thereafter deliver promptly to the Company from the proceeds of such sale an amount in cash equal to the aggregate amount of such Withholding Taxes; (c) by tendering previously owned shares (valued at their Market Value per Share as of the date of tender); (d) through the withholding of Shares otherwise deliverable upon exercise; or (e) by any combination of (a), (b), (c) or (d) above.  Notwithstanding anything to the contrary contained herein, (i) the Company or any of its subsidiaries or affiliates shall have the right to withhold from the Holder’s compensation any Withholding Taxes contemplated by this Section 5 and (ii) the Company shall have no obligation to deliver any Shares upon exercise of the Stock Option unless and until all Withholding Taxes contemplated by this Section 5 have been satisfied.

6.             Reservation of Shares.  The Company shall at all times reserve for issuance or delivery upon exercise of the Stock Option such number of Common Shares as shall be required for issuance or delivery upon exercise thereof.

7.             Committee Discretion.  Except as may otherwise be provided in the Plan, the Committee shall have sole discretion to (a) interpret any provision of the Plan, the Grant Notice and these Award Terms, (b) make any determinations necessary or advisable for the administration of the Plan and the Award, and (c) waive any conditions or rights of the Company under the Award, the Grant Notice or these Award Terms.  Without intending to limit the generality or effect of the foregoing, any decision or determination to be made by the Committee pursuant to these Award Terms, including whether to grant or withhold any consent, shall be made by the Committee in its sole and absolute discretion, subject only to the terms of the Plan.  Subject to the terms of the Plan, the Committee may amend the terms of the Award prospectively or retroactively; however, no such amendment may materially and adversely affect the rights of the Holder taken as a whole without the Holder’s consent.  Without intending to limit the generality or effect of the foregoing, the Committee may amend the terms of the Award (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 8 hereof) affecting the Company or any of its subsidiaries or affiliates or the financial statements of the Company or any of its subsidiaries or affiliates, (ii) in response to changes in applicable laws, regulations or accounting principles and interpretations thereof, or (iii) to prevent the Award from becoming subject to Section 409A.

8.             Adjustments.  Notwithstanding anything to the contrary contained herein, pursuant to Section 12 of the Plan, the Committee will make or provide for such adjustments to the Award as are equitably required to prevent dilution or enlargement of the rights of the Holder that would otherwise result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any change of control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration (including, without limitation, cash or other equity awards), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Award.

9.             Registration and Listing.  Notwithstanding anything to the contrary contained herein, the Stock Option may not be exercised, and the Stock Option and Shares purchasable upon exercise of the Stock Option may not be purchased, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered in any way, unless such transaction is in compliance with (a) the Securities Act of 1933, as amended, or any comparable federal securities law, and all applicable state securities laws, (b) the requirements of any securities exchange, securities association, market system or quotation system on which securities of the Company of the same class as the Shares are then traded or quoted, (c) any restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws, and (d) any policy or procedure the Company has adopted with respect to the trading of its securities, in each case as in effect on the date of the intended transaction.  The Company is under no obligation to register, qualify or list, or maintain the registration, qualification or listing of, the Stock Option or Shares with the SEC, any state securities commission or any securities exchange, securities association, market system or quotation system to effect such compliance.  The Holder shall make such representations and furnish such information as may be appropriate to permit the Company, in light of the then existence or non-existence of an effective registration statement under the Securities Act of 1933, as amended, relating to the Stock Option or Shares, to issue or transfer the Stock Option or Shares in compliance with the provisions of that or any comparable federal securities law and all applicable state securities laws.  The Company shall have the right, but not the obligation, to register the issuance or resale of the Stock Option or Shares under the Securities Act of 1933, as amended, or any comparable federal securities law or applicable state securities law.

10.           Transferability.  Except as otherwise permitted under the Plan or this Section 10, the Stock Option shall not be transferable by the Holder other than by will or the laws of descent and distribution.  Subject to the terms of the Plan, with the Company’s consent, the Holder may transfer all or part of the Stock Option for estate planning purposes or pursuant to a domestic relations order; provided, however, that any transferee shall be bound by all of the terms and conditions of the Plan, the Grant Notice and these Award Terms and shall execute an agreement in form and substance satisfactory to the Company in connection with such transfer; and provided further that the Holder will remain bound by the terms and conditions of the Plan, the Grant Notice and these Award Terms.

11.           Employment Violation.  The terms of this Section 11 shall apply to the Stock Option if the Holder is or becomes subject to an employment agreement with the Company or any of its subsidiaries or affiliates.  In the event of an Employment Violation, the Company shall have the right to require (i) the termination and cancellation of the Stock Option, whether vested or unvested, and (ii) payment by the Holder to the Company of the Recapture Amount with respect to such Employment Violation; provided, however, that, in lieu of payment by the Holder to the Company of the Recapture Amount, the Holder, in his or her discretion, may tender to the Company the Shares acquired upon exercise of the Stock Option during the Look-back Period with respect to such Employment Violation and the Holder shall not be entitled to receive any consideration from the Company in exchange therefor.  Any such termination of the Stock Option and payment of the Recapture Amount, as the case may be, shall be in addition to, and not in lieu of, any other right or remedy available to the Company arising out of or in connection with such Employment Violation, including, without limitation, the right to terminate the Holder’s employment if not already terminated and to seek injunctive relief and additional monetary damages.

12.           Compliance with Applicable Laws and Regulations and Company Policies and Procedures.

(a)           The Holder is responsible for complying with (a) any federal, state and local taxation laws applicable to the Holder in connection with the Award, (b) any federal and state securities laws applicable to the Holder in connection with the Award, (c) the requirements of any securities exchange, securities association, market system or quotation system on which securities of the Company of the same class as the Shares are then traded or quoted, (d) any restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws, and (e) any policy or procedure the Company maintains or may adopt with respect to the trading of its securities.

(b)           The Award is subject to the terms and conditions of the Term Sheet, and any Company policies or procedures adopted in connection with the Company’s implementation of the Term Sheet, including, without limitation, any policy requiring or permitting the Company to recover any gains realized by the Holder in connection with the Award.

13.           Section 409A.  As the Exercise Price is equal to the fair market value of a Share on the Date of Grant, payments contemplated with respect to the Award are intended to be exempt from Section 409A, and all provisions of the Plan, the Grant Notice and these Award Terms shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, (i) nothing in the Plan, the Grant Notice and these Award Terms shall guarantee that the Award is not subject to taxes or penalties under Section 409A and (ii) if any provision of the Plan, the Grant Notice or these Award Terms would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on the Holder or any other person of taxes, interest or penalties under Section 409A, the Committee may, in its sole discretion, modify the terms of the Plan, the Grant Notice or these Award Terms, without the consent of the Holder, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such taxes, interest or penalties; provided, however, that this Section 13 does not create an obligation on the part of the Committee or the Company to make any such modification.

14.           Legend.  The Company may, if determined by it based on the advice of counsel to be appropriate, cause any certificate evidencing Shares to bear a legend substantially as follows:

“THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.”

15.           No Right to Continued Employment.  Nothing contained in the Grant Notice or these Award Terms shall be construed to confer upon the Holder any right to be continued in the employ of the Company or any of its subsidiaries or affiliates or derogate from any right of the Company or any of its subsidiaries or affiliates to retire, request the resignation of, or discharge the Holder at any time, with or without Cause.

16.           No Rights as Stockholder.  No holder of the Stock Option shall, by virtue of the Grant Notice or these Award Terms, be entitled to any right of a stockholder of the Company, either at law or in equity, and the rights of any such holder are limited to those expressed, and are not enforceable against the Company except to the extent set forth, in the Plan, the Grant Notice and these Award Terms.

17.           Severability.  In the event that one or more of the provisions of these Award Terms shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

18.           Governing Law.  To the extent that federal law does not otherwise control, the validity, interpretation, performance and enforcement of the Grant Notice and these Award Terms shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.

19.           Successors and Assigns.  The provisions of the Grant Notice and these Award Terms shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Holder and, to the extent applicable, the Holder’s permitted assigns under Section 3(b) hereof and the Holder’s estate or beneficiary(ies) as determined by will or the laws of descent and distribution.

20.           Notices.  Any notice or other document which the Holder or the Company may be required or permitted to deliver to the other pursuant to or in connection with the Grant Notice or these Award Terms shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: (a) if to the Company, at its office at 3100 Ocean Park Boulevard, Santa Monica, California 90405, Attn: Stock Plan Administration, or such other address as the Company by notice to the Holder may designate in writing from time to time; and (b) if to the Holder, at the address shown in any employment agreement or offer letter between the Holder and the Company or any of its subsidiaries or affiliates in effect from time to time or such other address as the Holder by notice to the Company may designate in writing from time to time.  Notices shall be effective upon receipt.

21.           Conflict with Employment Agreement or Plan.  In the event of any conflict between the terms of any employment agreement or offer letter between the Holder and the Company or any of its subsidiaries or affiliates in effect from time to time and the terms of the Grant Notice or these Award Terms, the terms of the Grant Notice or these Award Terms, as the case may be, shall control.  In the event of any conflict between the terms of any employment agreement or offer letter between the Holder and the Company or any of its subsidiaries or affiliates in effect from time to time, the Grant Notice or these Award Terms and the terms of the Plan, the terms of the Plan shall control.

22.           Deemed Agreement.  By accepting the Award, the Holder is deemed to be bound by the terms and conditions set forth in the Plan, the Grant Notice and these Award Terms.